Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial statements of LiquidValue Development Inc. present the combination of the historical financial information of LiquidValue Development Inc. (“we” or the “Company”) and the adjustments to give effect for the distribution of shares of Alset Real Estate Holdings Inc. (“Alset RE”) (“the Distribution”). The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025, combines the historical balance sheet of LiquidValue Development Inc. as of June 30, 2025 and the adjustments for the distribution of shares of Alset RE as of June 30, 2025, on a pro forma basis as if the distribution, summarized below, had been closed on June 30, 2025.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 combines the historical statements of operations of LiquidValue Development Inc. for the year ended December 31, 2024 and the adjustments for the distribution of shares during the year ended December 31, 2024 on a pro forma basis as if the distribution of shares had been completed on January 1, 2024, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 combines the historical statements of operations of LiquidValue Development Inc. for the six months ended June 30, 2025 and the adjustments for the distribution of shares during the six months ended June 30, 2025 on a pro forma basis as if the distribution of shares had been completed on January 1, 2025, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the Company’s financial condition or results of operations would have been had the Distribution occurred on the dates indicated.

Further, the unaudited pro forma condensed consolidated financial information also may not be useful in predicting the future financial condition and results of operations of the Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited transaction accounting adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Distribution based on information available to management at this time and that the transaction accounting adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial information.

Description of transaction

LiquidValue Development Inc. has approved a pro rata dividend of the common stock of its wholly owned subsidiary, Alset Real Estate Holdings Inc. Each stockholder of record of the Company as of August 15, 2025 received one share of Alset Real Estate Holdings Inc. for every one share of the Company’s common stock such stockholder owns as of such date. Accordingly, 704,043,324 shares of the common stock of Alset Real Estate Holdings Inc. were distributed, representing all of the issued and outstanding shares of Alset Real Estate Holdings Inc.

The record date for the stock dividend was August 15, 2025, and the payment date was August 18, 2025.

Pro Forma Information

LiquidValue Development Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined Balance Sheets

As of June 30, 2025

	LiquidValue	Adjustments
	Development Inc.	For Stock	Pro Forma
	(Historical)	Distribution	Combined
Assets:
Cash	$3,136,533	$(3,130,621)	$5,912
Restricted Cash	107,928	(107,928)	-
Other Receivables	10,363	(10,363)	-
Reimbursement Receivable, Net	7,777,520	(7,777,520)	-
Note Receivable - Related Party	25,064,148	(25,064,148)	-
Prepaid Expense	15,532	(15,532)	-
Real Estate - Other Properties	606,240	(606,240)	-
Fixed Assets, Net	1,414	(1,414)	-
Deposits	21,491	(21,491)	-
Operating Lease Right-Of-Use Assets, Net	106,014	(106,014)	-
Total Assets	$36,847,183	$(36,841,271)	$5,912

Liabilities and Stockholders’ Equity:
Liabilities:
Accounts Payable	$899,762	(899,762)	$-
Accrued Expenses	114,695	(114,695)	-
Accrued Interest - Related Party	892,486	(892,486)	-
Security Deposit	4,301	(4,301)	-
Operating Lease Liabilities	117,881	(117,881)	-
Total Liabilities	2,029,125	(2,029,125)	-

Commitments and Contingencies (Note 8)

Stockholders’ Equity:
Common Stock, $0.001 par value; 1,000,000,000 shares authorized; 704,043,324			-
shares issued and outstanding on June 30, 2025	704,043	(704,043)	-
Additional Paid in Capital	33,045,481	(33,039,569)	5,912
Accumulated Deficit	1,008,053	(1,008,053)	-
Total LiquidValue Development Inc. Stockholders’ Equity	34,757,577	(34,751,665)	5,912
Non-controlling Interests	60,481	(60,481)	-
Total Stockholders’ Equity	34,818,058	(34,812,146)	5,912
			-
Total Liabilities and Stockholders’ Equity	$36,847,183	$(36,841,271)	$5,912

LiquidValue Development Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined

Statements of Operations and Other Comprehensive Income

For the Year Ended December 31, 2024

		Pro Forma
	LiquidValue	Adjustments
	Development Inc.	For Stock	Pro Forma
	(Historical)	Distribution	Combined

Revenue	16,767,986	(16,767,986)	-

Operating Expenses
Cost of Sales	9,441,810	(9,441,810)	-
General and Administrative	1,539,184	(1,539,184)	-
Total Operating Expenses	10,980,994	(10,980,994)	-

Loss from Operations	5,786,992	(5,786,992)	-

Other Income
Interest Income - Related Party	1,022,473	(1,022,473)	-
Other Income	15,048	(15,048)	-
Total Other Income	1,037,521	(1,037,521)	-

Net Loss Before Income Taxes	6,824,513	(6,824,513)	-

Income Tax Expense	(150,786)	150,786	-

Net Income	6,673,727	(6,673,727)	-

Net Income Attributable to Non-Controlling Interest	(14,287)	14,287	-

Net Income Attributable to Common Stockholders	$6,688,014	$(6,688,014)	$-

Net Loss Per Share - Basic and Diluted	$0.01	$(0.01)	$-

Weighted Average Common Shares Outstanding - Basic and Diluted	704,043,324	-	704,043,324

LiquidValue Development Inc. and Subsidiaries

Unaudited Pro Forma Condensed Combined

Statements of Operations and Other Comprehensive Income

For the Six Months Ended June 30, 2025

		Pro Forma
	LiquidValue	Adjustments
	Development Inc.	For Stock	Pro Forma
	(Historical)	Distribution	Combined

Revenue	17,811	(17,811)	-

Operating Expenses
Cost of Sales	9,740	(9,740)	-
General and Administrative	1,263,602	(1,263,602)	-
Total Operating Expenses	1,273,342	(1,273,342)	-

Loss from Operations	(1,255,531)	1,255,531	-

Other Income (Expense)
Interest Income - Related Party	720,250	(720,250)	-
Other Expense	(438,746)	438,746	-
Total Other Income, Net	281,504	(281,504)	-

Net Loss Before Income Taxes	(974,027)	974,027	-

Income Tax Expense	9,214	(9,214)	-

Net Loss	(983,241)	983,241	-

Net Loss Attributable to Non-Controlling Interest	(5,191)	5,191	-

Net Loss Attributable to Common Stockholders	$(978,050)	$978,050	$-

Net Loss Per Share - Basic and Diluted	$(0.00)	$0.00	$-

Weighted Average Common Shares Outstanding - Basic and Diluted	704,043,324	-	704,043,324